Exhibit 99.1

News Release

For More Information Contact
FOR IMMEDIATE RELEASE	Darrell Lee, CFO/VP
November 1, 2007	763-493-6370 / www.mocon.com

MOCON Announces Third Quarter Revenues and Net Income

MINNEAPOLIS, MN, November 1, 2007 — MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the quarter ended September 30, 2007.

Net sales for the third quarter 2007 were $6,820,000, an increase of 3 percent compared to $6,647,000 for the third quarter 2006.  Net income was $956,000 for the third quarter 2007, a 1 percent decrease compared to $969,000 for the third quarter 2006.  Diluted net income per share was $0.17 and $0.18 in the third quarters of 2007 and 2006, respectively.  Nine-month sales in 2007 were $20,354,000, an increase of 4 percent compared to $19,506,000 for the first nine months of 2006.  Net income and diluted net income per share were $2,721,000 and $0.48, respectively, for the first nine months of 2007, decreases of 8 and 11 percent, respectively, compared to $2,966,000 and $0.54 for the same period in 2006.

The increase in revenues for the third quarter 2007 compared to the third quarter 2006 was primarily the result of increased sales of our packaging products and permeation products and services, partially offset by a decrease in our weighing and pharmaceutical products.  The increase in sales of packaging products was due to growing customer acceptance of new products introduced within the last year as well as increased marketing emphasis and product development in this area.  The increase in the sales of permeation products and services, which was exclusively in our domestic markets, was due primarily to new product introductions and increased demand for testing services.

Net income for the third quarter 2007 decreased slightly compared to the third quarter 2006 despite increased sales and gross profit.  Selling, general and administrative expenses increased in the current quarter, as compared to the prior year, due to higher headcount and related hiring expenses, increased stock option expense, increased SOX 404 compliance costs and ongoing expenses related to the new China sales and technical support office which opened in the first quarter 2007.

“Although our net income for the third quarter was slightly lower compared to the prior year, we are encouraged by the increase in sales of our permeation products and services in our domestic markets, as well as the 25 percent increase in sales of our packaging products compared to the third quarter 2006.  During the third quarter 2007, we were the recipient of a USDA grant in the amount of $346,000 to develop an improved sampling system for emissions from confined animal feeding operations (CAFO’s). We are realizing the benefits of our commitment to new product development and will continue to strive to develop products to meet our customers’ needs as well as grow the Company’s revenues,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding our plan to grow the Company’s revenues, and other statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Sales
Products	$6,386	$6,236	$19,010	$18,181
Consulting services	434	411	1,344	1,325
Total sales	6,820	6,647	20,354	19,506

Cost of sales
Products	2,659	2,603	7,923	7,501
Consulting services	238	237	741	706
Total cost of sales	2,897	2,840	8,664	8,207

Gross profit	3,923	3,807	11,690	11,299

Selling, general and administrative expenses	2,118	1,914	6,445	5,725
Research and development expenses	469	508	1,439	1,418
Operating income	1,336	1,385	3,806	4,156

Other income	147	108	415	274
Income from continuing operations before income taxes	1,483	1,493	4,221	4,430

Income taxes	527	524	1,500	1,486
Income from continuing operations	956	969	2,721	2,944

Gain from discontinued operations, net of tax	—	—	—	22

Net income	$956	$969	$2,721	$2,966

Basic net income per share:
Income from continuing operations	$0.17	$0.18	$0.50	$0.54
Gain from discontinued operations	—	—	—	0.01
Basic net income per share	$0.17	$0.18	$0.50	$0.55

Basic weighted average shares outstanding	5,515	5,431	5,492	5,420

Diluted net income per share:
Income from continuing operations	$0.17	$0.18	$0.48	$0.53
Gain from discontinued operations	—	—	—	0.01
Diluted net income per share	$0.17	$0.18	$0.48	$0.54

Diluted weighted average shares outstanding	5,672	5,528	5,681	5,512

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands)

BALANCE SHEET DATA:  (unaudited)

	September 30,	December 31,
	2007	2006
Assets:
Cash and marketable securities	$11,073	$12,259
Accounts receivable, net	4,851	4,552
Inventories	3,601	3,620
Other current assets	613	592
Total current assets	20,138	21,023
Marketable securities, noncurrent	2,651	377
Property, plant and equipment, net	1,525	1,557
Other assets, net	3,888	3,920

Total assets	$28,202	$26,877

Liabilities and Stockholders’ Equity:
Total current liabilities	$3,646	$4,817
Total non-current liabilities	117	100
Stockholders’ equity	24,439	21,960

Total liabilities and stockholders’ equity	$28,202	$26,877